UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 19, 2012

Compressco Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (405) 677-0221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 19, 2012, the Board of Directors of Compressco Partners GP Inc. (the “Board of Directors”), the general partner of Compressco Partners, L.P. (the “Partnership”), increased the size of the Board of Directors from five to six members and appointed D. Frank Harrison as a member of the Board of Directors to fill the new position. The Board of Directors has determined that Mr. Harrison is independent, as independence is defined in the listing standards of the NASDAQ Stock Market LLC and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Board of Directors has appointed Mr. Harrison to serve as Chairman of the Conflicts Committee of the Board of Directors and to serve on the Audit Committee of the Board of Directors. Geoffrey M. Hertel is resigning from the Audit Committee of the Board of Directors.

Mr. Harrison, 64, is an owner and the managing partner of Eufaula Energy, LLC, a privately held company that invests in oil and gas interests. Mr. Harrison served as chairman of the board of directors (since 2007) and as chief executive officer and a director (since 2005) of Bronco Drilling Company, Inc. until the acquisition of Bronco by Chesapeake Energy in June 2011. Bronco was a publicly traded company that provided contract drilling and well services. From 2002 to 2005, Mr. Harrison served as an agent for the purchase of oil and gas properties for entities controlled by Wexford Capital LLC. From 1999 to 2002, Mr. Harrison served as president of Harding and Shelton, Inc., a privately held oil and natural gas exploration, drilling and development firm.  Mr. Harrison currently serves on the board of directors of the Oklahoma Independent Petroleum Association. He received his Bachelor of Science degree in Sociology from Oklahoma State University in 1970.

Mr. Harrison’s compensation for his services as a director will be consistent with that of the General Partner’s other non-employee directors as described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 22, 2012.

There are no arrangements or understandings between Mr. Harrison and any other person pursuant to which he was appointed as a director. Neither the Partnership nor the Board of Directors is aware of any transaction in which Mr. Harrison has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Harrison will be indemnified by the General Partner pursuant to the Certificate of Incorporation and Bylaws of the General Partner and by the Partnership pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership for actions associated with being a director. In addition, the Partnership also entered into an Indemnification Agreement with Mr. Harrison dated April 19, 2012 which provides for indemnification to the fullest extent permitted under the First Amended and Restated Agreement of Limited Partnership and Delaware law. The Indemnification Agreement provides for indemnification of expenses, liabilities, judgments, fines, and amounts paid in settlement in connection with proceedings brought against Mr. Harrison as a result of his service as a director. The Indemnification Agreement is the same form the Partnership offers to its directors and executive officers and a copy of the form of the Indemnification Agreement is filed as Exhibit 10.5 to the Partnership’s Registration Statement on Form S-1/A (Registration No. 333-155260) filed on May 27, 2011 and incorporated in this Item 5.02 by reference.

A copy of the press release announcing Mr. Harrison’s appointment is attached hereto as Exhibit 99.1.

Item 8.01. Other Events.

On April 19, 2012, the Board of Directors of Compressco Partners GP Inc. (the “Board of Directors”), the general partner of Compressco Partners, L.P. (the “Partnership”), declared a cash distribution attributable to the quarter ended March 31, 2012 of $0.3875 per outstanding unit, which equates to $1.55 per outstanding unit on an annualized basis. The distribution will be payable on May 15, 2012 to the Partnership’s unitholders of record as of the close of business on May 1, 2012.

On April 20, 2012, the Partnership issued a press release announcing that it plans to publicly release its financial results for the quarter ended March 31, 2012 on Monday, May 7, 2012 and will hold a conference call at 10:30 a.m. Eastern Time on that day to discuss the earnings results.

A copy of the press release announcing the cash distribution and schedule for the earnings release is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Press Release, dated April 20, 2012, issued by Compressco Partners, L.P.
99.2	Press Release, dated April 20, 2012, issued by Compressco Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compressco Partners, L.P.
By:	Compressco Partners GP Inc., its general partner
By:	/s/Ronald J. Foster
Ronald J. Foster
President
Date: April 20, 2012

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated April 20, 2012, issued by Compressco Partners, L.P.
99.2	Press Release, dated April 20, 2012, issued by Compressco Partners, L.P.